Exhibit 99.2

CONN'S, INC. ANNOUNCES SECURITIZATION TRANSACTION

THE WOODLANDS, TEXAS, September 9, 2015 – Conn’s, Inc. (NASDAQ:CONN), today announced that it has entered into an agreement to securitize $1.4 billion of retail installment contract receivables, with closing expected on or about September 10, 2015.

The face amount of the notes to be issued in the securitization is $1.12 billion, with an advance rate of 77.5% of the outstanding customer receivables portfolio balance, or approximately 89.5% of net book value at July 31, 2015. Net book value reflects not only the bad debt reserve, but also interest deferrals, allowances for cash option loans (specific loans on which customers can earn a waiver of interest), and allowances for charged off interest. Conn’s will receive upfront proceeds of approximately $1.08 billion, net of transaction costs and reserves. The notes are not rated and the all-in cost of funds is 9.1%. The coupon rate to investors is 6.03%, with the difference to the all-in cost of funds driven by the transaction being a bought deal versus a marketed deal and the relatively short term over which the costs of the deal will be amortized. The securitization transaction did not include the residual equity in the securitization portfolio, which may be sold in a separate transaction or retained by Conn’s.

The notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be offered and sold in the United States in accordance with Rule 144A under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there by any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful under the laws of such jurisdiction.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 95 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the

Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to close the securitization of its loan portfolio or to sell the residual equity on favorable terms; the Company’s ability to execute periodic securitizations of future originated loans including the sale of any residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400